EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Rob Graham

Microtune, Inc.

972-673-1850

investor@microtune.com

MICROTUNE RELISTED ON NASDAQ

Plano, TX, April 22, 2004 – Microtune®, Inc. (TUNE.PK), a worldwide supplier of radio frequency (RF) silicon and subsystems solutions for the broadband communications and transportation electronics markets, announces today that its common stock will be relisted for trading on The Nasdaq National Market under the symbol TUNE, effective April 26, 2004. Microtune’s common stock is currently listed on the Pink Sheets.

“We are very excited to reach this milestone,” said James A. Fontaine, CEO and President of Microtune. “We believe that the NASDAQ relisting is an indication of Microtune’s growing health. We remain committed to the continued strengthening of our Company through the development of new products, as demonstrated by our recent and upcoming product introductions. We also remain dedicated to driving design wins through high-level customer support and to leveraging our innovative technology into new market opportunities such as next-generation TV. These key business strategies are designed to build a healthy, self-sustaining Company for the long term.”

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 29 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally accompanied by words such as “plan”, “if”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to introduce new products, achieve customer design wins, forecast revenue and manage inventory levels, control and budget expenses, protect its proprietary technology and intellectual property, and successfully prosecute and defend the various lawsuits, any of which may cause the Company’s financial results to fluctuate. Readers are referred to the reports and documents filed by Microtune with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2003.

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EDITOR’S NOTE: Microtune is a registered trademark of Microtune, Inc. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2004 Microtune, Inc. All rights reserved.